Exhibit 10.6

FORM 6281 (6-2005) Page 1 of 1
Farm Credit Services of America
CREDIT AGREEMENT
This Credit Agreement (“Agreement”) dated as of May 4, 2006 by and between Farm Credit Services of America, FLCA (“Lender”) and Siouxland Ethanol, LLC (“Borrower”), in consideration of credit extended by Lender under the terms and conditions set forth below, the parties hereto agree as follows:
ARTICLE 1 — DEFINITIONS
As used in this Agreement, the following terms shall have the meanings set forth below (and such meaning shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):
‘Advance’ shall mean funds advanced to the Borrower under the Credit Facility(ies) described in Article 2 herein.
‘Affiliate’ shall mean any person, firm or corporation (other than a Subsidiary) which directly or indirectly, is in control of, is controlled by, or is under common control with, any other person, firm or corporation.
‘Business Day’ shall mean a day, other than a Saturday or Sunday, on which commercial banks are open for business in Omaha, Nebraska.
‘Capital Expenditures’ means, for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of Borrower that are (or would be) set forth on a statement of cash flows of Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by Borrower during such period.
‘Closing Date’ shall mean that date on which the Lender and Borrower have executed all Loan Documents to which they are parties and on which all conditions in Sections 3.1 and 3.2 have been met.
‘Code’ means the Internal revenue Code of 1986, as amended and in effect from time to time.
‘Collateral’ shall mean the property described in Article 4, together with any other personal or real property in which the Lender may be granted a lien or security interest to secure payment of the Loans and together with the assignment of all contracts or agreements required herein.
‘Construction Contract’ shall mean that principal contract between Borrower and any third parties and any addenda thereto for construction of the Facility.
‘Control’ shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies, whether through ownership of voting securities, by contract or otherwise.
‘Debt’ or ‘Indebtedness’ shall mean (i) indebtedness of such Borrower for borrowed money, (ii) indebtedness of such Borrower for the deferred purchase price of property or services (except trade payables arising in the ordinary course of business), (iii) guarantees, endorsements (other than for collection in the ordinary course of business) and other contingent obligations of such Borrower to purchase, to provide funds for payment, to supply funds to invest in any person, corporation or other entity or otherwise to assure a creditor against loss, (iv) obligations of such Borrower under leases which shall have been or should be in accordance with GAAP, recorded as capital leases, (v) unfunded benefit liabilities of such Borrower, and (vi) any liability that would be classified as indebtedness in accordance with GAAP.
‘Default Rate’ shall mean a rate which is 4 percent per annum higher than the highest rate of interest otherwise then accruing on all or any portion of the Loan.
‘Deposit Accounts’ means all demand, time, savings, passbook or similar depository accounts of Borrower with financial institutions, including but not limited to Borrower’s operating, payroll and other bank or depository accounts.
‘Disbursing Agent’ is initially Security Land Title & Escrow Company, and in the event Security Land Title & Escrow Company ceases to act as Disbursing Agent, the Disbursing Agent will be a Person selected by Lender who succeeds to such duties.
‘Dollar’ and ‘$’ shall mean dollars in lawful currency of the United States of America.

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‘Earnings Before Interest and Taxes’ shall mean the sum of net income of the Borrower on a consolidated basis, plus interest expense and all charges against such income for such period for federal, state, and local taxes actually paid or provided for as a dividend declared but unpaid.
‘Environmental Laws’ shall mean any and, all federal, state, and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.
‘ERISA’ shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.
‘ERISA Affiliate’ means any trade or business which, together with Borrower, is treated as a single employer under Section 414 of the Code.
‘ERISA Event’ means (a) any reportable event, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a plan; (b) the existence of an “accumulated funding deficiency”; (c) the filing of an application for a waiver of the minimum funding standard with respect to any plan; (d) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the termination of any plan; (e) the receipt by Borrower or the ERISA Affiliate of any notice relating to an intention to terminate any plan or to appoint a trustee to administer any plan (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice concerning the imposition of withdrawal liability.
‘Event of Default’ shall have the meaning set forth in Article 8 and the term “Potential Default” shall mean any event or condition, which, with the lapse of time, or giving of notice, or both, would constitute an Event of Default.
‘Excess Cash Flow’ shall mean net income for the fiscal year, plus depreciation and amortization expenses minus permitted Capital Expenditures, distributions and withdrawals, both as defined in Section 7.12, and regularly scheduled payments under the Loans and other term loan payments to other long-term creditors if permitted by Lender.
‘Facility’ shall mean the ethanol facilities to be constructed or operated by Borrower on the real estate described in Exhibit “A” attached hereto.
‘GAAP’ shall mean those generally accepted accounting principles set forth in Statements of the Financial Accounting Standards Board and in Opinions of the Accounting Principles Board of the American Institute of Certified Public accountants or which have other substantial authoritative support in the United States of America and are applicable in the circumstances, as applied on a consistent basis. “Consistent basis” shall, however, mean not only that the accounting principles observed in the current period are comparable in all material respects to those applied in the preceding period, but that, in the case of Financial Statements furnished to Banks, the methods of calculation, aggregation and presentation of the balance sheet, statements of income and retained earnings and statements of cash flows shall be substantially the same as those used for the Initial Financial Statements.
‘Investment Accounts’ means all securities or investment accounts of Borrower with brokerage firms and others.
‘Lien’ shall mean any mortgage, deed of trust, pledge, charge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code as adopted in Nebraska (the “UCC”) (other than any such financing statement filed for informational purposes only) or comparable law or any jurisdiction to evidence any of the foregoing.
‘Loan’ or ‘Loans’ shall mean the Loan facility(ies) identified in Article 2 herein.

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‘Loan Documents’ shall mean this Agreement, and any and all other instruments, agreements, documents and writings executed in connection with or evidencing the Loan.
‘Management Contracts’ means all agreements and contracts, if any, which are material to the management of Borrower’s business in effect presently and entered into from time to time hereafter, as the same may be amended, restated, supplemented or otherwise modified from time to time.
‘Material Adverse Effect’ shall mean any event, occurrence or circumstance that has a material negative effect on (i) the business, operations, property, financial condition or prospects of the Borrower, or (ii) the validity or enforcement of any of the Loan Documents or the rights or remedies of the Lender hereunder, or (iii) the ability of the Borrower to perform its obligations under any of the Loan Documents.
‘Material Contracts’ means (a) the Construction Contract, other prime, subcontractor and materials contracts, Management Contracts, Supply Contracts, Sales and Marketing Contracts, Transportation Contracts, Utility Contracts, process and performance guarantees, and any license agreement; and (b) such other agreements and contracts to which Borrower is or becomes a party that are material to the operation of Borrower’s business.
‘Obligations’ shall mean any Advances and other amounts due to Lender under the Loan Documents, including without limitation, principal, interest, fees, costs, and expenses, together with all renewals, extensions, or refinancing and also all other indebtedness and/or liabilities of Borrower to Lender.
‘Permitted Investments’ shall mean:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
     (b) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;
     (c) certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
     (e) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (a) through (d) above;
     (f) Hedging Agreements entered into in the ordinary course of business solely to hedge or mitigate risks to which Borrower is exposed in the conduct of its business or management of its liabilities; and the Lender Stock.
‘Permitted Liens’ shall mean: (i) liens and security interests securing indebtedness owed by the Borrower to the Lender; (ii) liens for taxes, assessments or similar charges not yet due; (iii) liens of material men, mechanics, warehousemen, or carriers or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (iv) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower in the ordinary course of business to secure indebtedness outstanding on the date hereof which have been disclosed to and approved by Lender; (v) liens and security interests which, as of the date hereof, have been disclosed to and approved by the Lender in writing or as set forth in an attached schedule hereto and (vi) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of the Borrower’s assets.
‘Person’ shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government.

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‘Request’ shall mean a communication (by telephone, letter, fax or otherwise) from a person reasonably believed by Lender to be the Borrower or an authorized officer or manager of Borrower making the Request upon which Lender shall be entitled to rely.
‘Sales and Marketing Contracts’ means all agreements and contracts in effect presently and entered into from time to time hereafter which are material to the sale or disposal of products and by-products produced by Borrower, as such agreements and contracts are amended, restated, supplemented or otherwise modified from time to time.
‘Subordinated Debt’ shall mean such liabilities of the Borrower which have been subordinated to those owed to the Lender in a manner acceptable to the Lender.
‘Subsidiary’ shall mean any corporation, partnership, association, joint venture, limited liability company, or other unincorporated organization or entity with respect to which Borrower has voting power to elect a board of directors (or other similar governing body), or has the power under ordinary circumstances to directly or indirectly control the management thereof.
‘Substantial Completion’ shall be deemed to occur on the date on which the Construction Contract is sufficiently complete so that Borrower can occupy and use the Facility for its intended purposes. Substantial Completion shall be attained at the point in time when the Facility is ready to grind corn and begin operation for its intended use as a 50 MGY fuel ethanol production plant.
‘Supply Contracts’ means all agreements and contracts related to the supply of inputs material to the operation of Borrower’s business in effect presently and entered into from time to time hereafter, as the same such agreements and contracts are amended, restated, supplemented or otherwise modified from time to time.
‘Transportation Contracts’ means all agreements and contracts in effect presently and entered into from time to time hereafter related to the provision of transportation or shipping services which are material to the operation of Borrower’s business as the same such agreements and contracts are amended, restated, supplemented or otherwise modified from time to time.
‘Utility Contracts’ means all contracts and agreements in effect presently and entered into from time to time hereafter which are material to the provision to Borrower of necessary electricity, natural gas, water, fuel oil, coal and other energy resources in connection with the operation of Borrower’s facility, equipment and offices, as the same such agreements and contracts are amended, restated, supplemented or otherwise modified from time to time.
ARTICLE 2 — LOAN FACILITIES
Subject to the terms and conditions set forth in this Agreement, Lender agrees to make Advances to Borrower on any Business Day from the date hereof to, but excluding the Final Advancement Date identified for said Advances, so long as no Event of Default or Potential Default has occurred. Lender agrees to advance sums to Borrower not to exceed the lesser of 65% of the Facility appraised value, and $43,025,000.00, as represented by Credit Facility A and Credit Facility B described below.
Section 2.1 Credit Facility A. Lender agrees to advance sums to Borrower up to the amount of $32,268,750.00 until August 2, 2007 (the “Term Loan Final Advancement Date”). Each Advance made will reduce the funds available for future advances by the amount of the Advance. Repayments of principal will not be available for subsequent Advances. The proceeds of said Loan will be used by Borrower for financing construction of a 50 million gallon dry mill ethanol plant (Purpose) and Borrower agrees not to request or use such proceeds for any other purpose.
(a) Interest. Borrower hereby promises to pay interest on the principal indebtedness outstanding from time to time on each Advance from and including the date of such Advance and otherwise in accordance with statements issued by Lender. Interest shall be payable on the following dates, each such date an “Interest Payment Date”, provided that interest accruing at the Default Rate, if applicable, shall be payable on demand. Said interest shall be payable on the 1st day of each month, commencing the first day of the month following the first Advance through and including the Term Loan Final Advancement Date. Commencing on the First Principal Payment Date, as set forth in Section 2.1(b), said interest shall be payable on the principal payment installment due dates at the following rate per annum.
Libor Rate Interest shall accrue from the date of each Advance at a variable rate per annum equivalent to the Libor Short Term Index Rate plus 3% (the ‘Variable Rate’). The interest rate shall be adjusted higher or lower on June 15, 2006, and

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every month thereafter with any change in the Libor Rate, and this higher or lower rate will thereafter apply to the outstanding principal indebtedness and remain in effect until a different rate of interest is established. The amount of any subsequent payments will be increased or decreased accordingly to reflect the different rate of interest without in any manner changing the due date of the payments. There is no limitation on the amount of the change in the interest rate.
The Variable Rate shall be adjusted to the Libor Short Term Index Rate plus 2.85% for any year after 2006 in which, at the end of the preceding year, Borrower’s Owner’s Equity (defined as net worth to total tangible assets) is equal to or greater than 60%, provided the Borrower is not otherwise in default.
The Libor Short Term Index Rate is the three-month London InterBank Offered Rates in the London market based on the Libor rate published on the last business day of the month as published in the Wall Street Journal, rounded to the nearest 0.05%.
(b) Principal.
Principal Paid by Installments. Borrower hereby promises to pay principal plus all accrued interest as follows: in 30 equal principal installments of $1,075,625.00 plus accrued interest commencing on the first of the month which is six months following Substantial Completion, but no later than December 1, 2007, (the “First Principal Payment Date”) and continuing on the 1st of each quarter thereafter until the entire unpaid principal, plus all accrued interest and any unpaid fees, costs or expenses is paid in full, and no later than June 1, 2015 (Maturity Date). The actual payment amount of all other payments may vary according to the interest rate then in effect and the outstanding principal balance.
Section 2.2 Credit Facility B. Lender agrees to advance sums to Borrower up to the amount of $10,756,250.00 (Maximum Principal Balance) until the expiration of 30 months after Credit Facility A has been repaid, but not later than December 1, 2017 (The Revolving Loan Final Advancement Date). Each Advance made will reduce the funds available for future advances by the amount of the Advance. Repayments of principal will be available for subsequent Advances, however until the Revolving Loan Final Advancement Date, the Maximum Principal Balance available for subsequent Advances shall be reduced by $1,075,625,00 on each installment due date. The proceeds of said Loan will be used by Borrower for financing construction of a 50 million gallon dry mill ethanol plant and to provide working capital (Purpose) and Borrower agrees not to request or use such proceeds for any other purpose.
(a) Interest. Borrower hereby promises to pay interest on the principal indebtedness outstanding from time to time on each Advance from and including the date of such Advance and otherwise in accordance with statements issued by Lender. Interest shall be payable on the following dates, each such date an “Interest Payment Date”, provided that interest accruing at the Default Rate, if applicable, shall be payable on demand. Said interest shall be payable on the 1st day of each month, commencing the first day of the month following the first Advance through and including the date upon which the first principal installment shall become due, at which time interest shall be payable on the principal payment installment due dates at the following rate per annum:
Libor Rate Interest shall accrue from the date of each Advance at a variable rate per annum equivalent to the Libor Short Term Index Rate plus 3% (the ‘Variable Rate’). The interest rate shall be adjusted higher or lower on June 15, 2006, and every month thereafter with any change in the Libor Rate and this higher or lower rate will thereafter apply to the outstanding principal indebtedness and remain in effect until a different rate of interest is established. The amount of any subsequent payments will be increased or decreased accordingly to reflect the different rate of interest without in any manner changing the due date of the payments. There is no limitation on the frequency or the amount of the change in the interest rate.
The Variable Rate shall be adjusted to the Libor Short Term Index Rate plus 2.85% for any year after 2006 in which, at the end of the preceding year, Borrower’s Owner’s Equity (defined as net worth to total tangible assets) is equal to or greater than 60%, provided the Borrower is not otherwise in default.
The Libor Short Term Index Rate is the three-month London InterBank Offered Rates in the London market based on the Libor rate published on the last business day of the month as published in the Wall Street Journal, rounded to the nearest 0.05%.

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     (b) Principal.
Principal Paid by Installments. Borrower hereby promises to pay principal plus all accrued interest as follows: in 10 equal installments of $1,075,625.00, plus accrued interest, the first of said installments due September 1, 2015, or the first day of the first month which is three months following full repayment of Credit Facility A, whichever occurs first (the “First Principal Revolving Loan Payment Date”), and continuing on the 1st of each calendar quarter thereafter, up to and including December 1, 2017, when the entire unpaid principal, plus all accrued interest and any unpaid fees, costs and expenses shall be due and payable in full . The actual payment amount of all payments may vary according to the interest rate then in effect and the outstanding principal balance.
Section 2.3 Computation. Interest shall be computed on the basis of a 360 day year, but charged on the actual number of days elapsed. If interest is not paid as and when it is due, it may be added to the principal, become and be treated as a part thereof, and shall thereafter bear like interest.
Section 2.4 Fees. Borrower agrees to pay the following fees, in addition to those costs and expenses referenced in Section 9.5 of this Agreement.
     Section 2.4.1 Origination Fee. Borrower agrees to pay Lender for structuring the Loan the fee set forth in the commitment letter and agreement executed by the Borrower and the Lender dated October 10, 2005 (Commitment).
     Section 2.4.2 Administrative Fee. Borrower agrees to pay Lender an annual, non-refundable, non-prorated fee in an amount of $25,000.00, in arrears annually with the first such payment due at the end of the second quarter following Substantial Completion and thereafter on each annual anniversary of the Substantial Completion.
     Section 2.4.3 Non-Use Fee. Borrower agrees to pay Lender an additional fee in the event that the average outstanding principal balance on Credit Facility B is less than the Maximum Principal Balance. This fee will be equal to .5% per annum of the difference between the commitment amount and the actual usage. The actual usage will be calculated as the average outstanding principal balance for each 3 month period beginning the first of the month which is two months after Substantial Completion, but not later than August 1, 2007 (Beginning Date). The fee shall be due and payable on the first calendar quarter following the Beginning Date and on the first of each quarter thereafter.
Section 2.5 Repayment. Borrower agrees to pay Lender, at the location identified by Lender, the entire unpaid principal balance, plus interest, fees and other Lender’s costs and reasonable expenses in U.S. dollars in accordance with this Agreement and the following provisions. If any payment of principal or interest falls due on a day that is not a Business Day, then such due date shall be extended to the next following Business Day. On loans not in default, other than loans with revolving credit, all payments received will first be applied to protective advances, attorneys’ fees and expenses, then to fees then to accrued interest, and finally to principal. On Loans with revolving credit not in default, unless the payment is designated by Borrower as an interest payment, payments shall first be applied to protective advances and fees, then to reduce principal and finally to accrued interest. Upon the occurrence and continuance of an Event of Default, payments shall first be applied to default interest, then to protective advances and fees, then to accrued interest, and finally to principal.
Funds received by Lender will be applied to reduce principal the day received, if before 5:00 p.m., Central Standard Time, unless received on a holiday or weekend, in which case said funds will be credited the next Business Day. Wire transfers will be given credit the day received only if received before 3:00 p.m., Central Standard Time.
Funds received by Lender on a revolving credit facility shall be immediately available for re-advance under the provisions of this Agreement if made by wire transfer, cash or other method of ensuring funds immediately available to Lender. Payment made in funds not immediately available to Lender, shall not be available to Borrower for re-advance for two business days thereafter or until Lender has confirmed the availability of funds whichever is the last to occur.
     Section 2.5.1 Notes Evidencing Advances. The Advances of Lender shall be evidenced by promissory notes of Borrower substantially in the form set forth in Exhibit B, payable to the order of Lender, due on the Term Loan Final Advancement Date for Credit Facility A, and due on the Revolving Loan Final Advancement Date for Credit Facility B, each, in the principal amount of the Loans. Lender shall record in its records the date and amount of each Advance made by Lender, each repayment of principal thereon, and, if applicable, the dates on which the interest for each such Advance is payable. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note. The failure to so record any such amount shall not, however, limit or otherwise

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affect the obligations of Borrower hereunder or under any Note to repay the principal amount of the Advances, together with all interest accruing thereon.
Section 2.6 Prepayment. This provision applies to all prepayments of principal, whether mandatory or voluntary, which prepay the Loan in full or which exceed any scheduled principal payments.
Section 2.6.1 Voluntary Prepayments. Subject to the payment of any applicable prepayment fees or funding losses as provided herein, Borrower may prepay the Loan in full before its maturity or make additional principal payments on a term Loan in any amount on any Business Day, specifying the Loan upon which any prepayment is made. Such additional principal payment shall not, however, defer, postpone or alter the amount or due date of any scheduled payments required under this Agreement.

Section 2.6.2 Mandatory Prepayments. If, at any time, the outstanding unpaid principal amount on any Loan shall exceed the Maximum Principal Balance on said Loan, Borrower shall immediately repay Advances in an amount sufficient to reduce the outstanding unpaid principal to the Maximum Principal Balance.
     Section 2.6.3 Excess Cash Flow. In addition to the scheduled principal payments required herein, Borrower agrees to make special principal payments equal to 65% of available Excess Cash Flow to the extent that such payment(s) do not cause default of any of the covenants in this Agreement. Said mandatory prepayments shall be limited to a maximum of $2,000,000.00 per fiscal year and the aggregate total of all such payments shall not exceed $6,000,000.00. Such payments shall be applied to scheduled principal installments of Credit Facility A in inverse order of maturity. Any mandatory payments from Excess Cash Flow shall be made within 120 days of the end of each fiscal year based on the Borrower’s audited financial statements for the year just ended.
     Section 2.6.4 Prepayment fees. Borrower will pay to Lender a prepayment premium in connection with any prepayment of the Loans as a result of a refinance or payoff through sources other than from Borrower’s operations as follows (prepayment penalties shall not apply to any Excess Cash Flow payment made pursuant to Section 2.6.3 of this Agreement):
(1)	3.0% of the outstanding indebtedness during the first year following the First Principal Term Loan Payment Date and the First Principal Revolving Note Payment Date; and

(2)	2.0% of the outstanding indebtedness during the second year following the First Principal Term Loan Payment Date and the First Principal Revolving Note Payment Date; and

(3)	1.0% of the outstanding indebtedness during the third year following the First Principal Term Loan Payment Date and the First Principal Revolving Note Payment Date; and

(4)	0.0% thereafter.
ARTICLE 3 — CONDITIONS PRECEDENT
Section 3.1 Lender Stock. Borrower agrees to own or purchase if necessary, such stock in Farm Credit Services of America, ACA, as is from time to time required by Lender’s policies and bylaws. Capitalization requirements are met by stock owned by Siouxland Ethanol, LLC. That Shennen Saltzman is the authorized voter on behalf of the owner of voting stock.
Section 3.2 Conditions Precedent to Closing. The obligations of Lender to close the Loans shall be subject to the conditions precedent that Lender shall have received on or before the Closing Date all of the following in form and substance satisfactory to Lender:
Section 3.2.1 Organizational Documents. Copies of the organizational documents of Borrower and any Subsidiary, including certificates of good standing in their State of organization, and copies of all resolutions, incumbency certificates or other authorizations of Borrower and any Subsidiary, certified by the appropriate officers of such entity as being in full force and effect authorizing, as applicable, the Loans as herein provided, and for the execution, delivery and performance of this Agreement and the other Loan Documents or any instruments or agreements required hereunder to which such entity is a party.

Section 3.2.2 Evidence of Insurance. Insurance certificates and such other evidence, in form or substance satisfactory to Lender, of all insurance required to be maintained under this Agreement and the Loan Documents.

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Section 3.2.3 Loan Documents. All duly executed originals of the Loan Documents.

Section 3.2.4 Payment of Fees and Expenses. Evidence that Borrower has paid all fees and expenses then due and payable under this Agreement.

Section 3.2.5 Title and Lien Verification. In connection with all real property included in the Collateral, Lender shall have received a title insurance commitment in an amount and from a title insurance company in form, scope and substance satisfactory to Lender to assure Lender of its first lien priority as required by this Agreement and with no exceptions contained therein except as are approved in writing by attorneys for Lender. Further, that evidence satisfactory to Lender and the title company be obtained by Borrower establishing that all labor and material bills have been paid and that there is no possibility of a lien for such items which might be prior to Lender’s lien on the Collateral. In connection with all personal property included in the Collateral, Lender shall have received searches of appropriate filing offices showing no liens filed against the Collateral, except those to be released prior to disbursement or otherwise acceptable to Lender to assure Lender of its first lien priority as required by this Agreement.

Section 3.2.6 No Material Change. No change shall have occurred in the condition, financial or otherwise, or operation or prospects of Borrower since the Loan was approved based on information known to Lender at time of Loan approval, which could reasonably be expected to result in a Material Adverse Effect.

Section 3.2.7 Further Assurances. Borrower shall have provided and/or executed and delivered to Lender such further assignments, documents or financing statements, in form and substance satisfactory to the Lender, that Borrower is to execute and/or deliver pursuant to the terms of the Loan Documents, this Agreement, or as Lender may otherwise reasonably require.

Section 3.2.8 Opinion of Counsel. Borrower shall have provided a favorable opinion of its counsel addressed to the Lender covering such matters as the Lender may reasonably require, including, without limitation, due organization, authorization and execution of all of the Loan Documents, enforceability, and other opinions as Lender may reasonably request.

Section 3.2.9 Secretary’s Certificate. A certificate signed by the Secretary of Siouxland Ethanol, LLC, dated as of the Closing Date, certifying: (i) true and complete copies of the articles of organization and operating agreement (or equivalent documents); (ii) the names and true signatures of the officers and/or directors authorized to sign this Agreement and the other documents to be delivered hereunder; (iii) true and complete copies of the resolutions of the board of directors of the Borrower or other documentation providing authority for the transactions and documents contemplated hereunder; (iv) that there is no proceeding for the dissolution or liquidation of Borrower or threatening its existence; and (v) that the schedules attached to the Loan Documents are true and complete as of the Closing Date.

Section 3.2.10 Risk Management. Within 180 days of the date of this Agreement, Borrower shall have provided Lender with their risk management policies regarding the procurement of feedstock and marketing of ethanol and ethanol coproducts, acceptable to Lender.

Section 3.2.11 Invested Equity. Borrower shall have provided Lender with evidence of funding from invested equity capital, non-repayable grants and tax increment financing of at least $37,000,000.00.

Section 3.2.12 Disbursing Agreement. A Disbursing Agreement, in a form acceptable to Lender, shall have been executed and delivered to Lender with respect to the process by which Advances are made of proceeds of the Loans.

Section 3.2.13 Appraisal. Lender shall have received an as-built appraisal in form and amount satisfactory to Lender for the Facility.

Section 3.2.14 Boundary Survey. Lender shall have received in a form satisfactory to Lender, a boundary survey of the real estate certified to Lender and the Title Company issuing the title insurance, dated a date reasonably satisfactory to each of Lender and the Title Company by an independent professional licensed land surveyor, which boundary survey is sufficient to delete any standard printed survey exception contained in the title insurance policy.

Section 3.2.15 Flood Hazard Determination. Lender shall have received a Federal Emergency Management Agency Standard Flood Hazard Determination Certificate certifying, among other things, that none of the real estate is located within a flood hazard area.

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Section 3.2.16 Phase I Environmental Site Assessment. Lender shall have received a Phase I Environmental Site Assessment Report on all of the real estate, along with such further environmental review and audit reports as Lender requests (which may include Phase II reports), and letters by the firm preparing such environmental reports authorizing Lender to rely on such reports.

Section 3.2.17 Construction Documents. Lender shall have received an executed copy of the Construction Contract and each agreement with a subcontractor (to the extent separately requested by Lender), together with (A) a copy of the site plan, (B) a schedule listing all subcontracts relating to the project, and such other contracts, subcontracts and schedules as Lender may request, (C) a work progress schedule showing estimated completion time for each phase of the project construction, (D) a sworn construction cost statement, duly executed by Borrower, including a reconciliation of actual costs incurred to-date against budgeted amounts, (E) a copy of each permit and each other building permit, license and other agreement that Borrower is required by law to obtain in connection with the project, together with a schedule of all other necessary licenses and permits which must be obtained in order to occupy and operate a dry mill ethanol production facility (at maximum capacity in accordance with the construction plans) on the real estate where the Facility will be built, and (F) a soil report related to the real estate where the Facility will be built, certified by a registered engineer acceptable to Lender, including structural design recommendations in form and substance satisfactory to Lender.

Section 3.2.18 Consents and Approvals. Certified copies of all material consents, approvals, authorizations, registrations, filings and orders required or advisable to be made or obtained under any requirement of law or by any material contractual obligation of Borrower, in connection with the project or operation of Borrower’s business, including the production of ethanol and by-products thereof, and such consents, approvals, authorizations, registrations, filings and orders must be in full force and effect and all applicable waiting periods must have expired.

Section 3.2.19 Financial Statements. Lender shall have received copies of Borrower’s internally prepared financial statements as of the last day of the immediately preceding calendar quarter, and any and all prior year audited financial statements.

Section 3.2.20 Representations and Warranties. The representations and warranties contained in this Agreement and the Loan Documents are true as of the Closing Date.

Section 3.2.21 Material Contracts. Collateral Assignments of all Material Contracts in existence as of the Closing Date, together with copies of such Material Contracts.
Section 3.3 Conditions Precedent to Initial Advance. The obligation of Lender to make an initial Advance shall be subject to the conditions precedent that Lender shall have received on or before the initial Advance all of the following in form and substance satisfactory to Lender:
Section 3.3.1 No Default. As of the Advance date, no Event of Default or Potential Default shall have occurred and be continuing and disbursing the amount of the Advance requested shall not result in an Event of Default or Potential Default.

Section 3.3.2 Representations and Warranties. The following statements shall be true and the giving of a Request for an Advance by any Borrower shall be deemed to be a representation and warranty by the Borrower that the following statements are true both on the date of such Request and on the date of such Advance: (i) the representations and warranties contained in Article 5 hereof and in the other documents to be delivered hereunder are true and complete on and as of the date of such Advance as though made on and as of such date; (ii) no event has occurred and is continuing, or would result from such Advance, which constitutes an Event of Default or Potential Default; (iii) no Material Adverse Effect has occurred and is continuing; (iv) the total Lender Indebtedness does not exceed the Maximum Principal Balance; and (v) no order, judgment or decree of any court, arbitrator or Governmental Authority that does, or seeks to, enjoin or restrain any Lender from making any Advance is pending or threatened.

Section 3.3.3 No Intervening Liens. Lender’s liens, security interests and assignments have been perfected, are first priority liens, security interests and assignments, and there are no intervening or conflicting liens (including lis pendens) on or claims to Collateral.

Section 3.3.4 No Notice. No notice has been received from Borrower requesting Advances under the Loan be restricted.

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Section 3.3.5 All Other Requirements Met. All other requirements precedent to disbursal of loan funds as required by this Agreement have been met.

Section 3.3.6 Further Assurances. Lender shall have received such other approvals, opinions, financial statements, documents or information as Lender may reasonably request from Borrower.

Section 3.3.7 Consents, Licenses and Approvals. Evidence satisfactory to Lender that all consents, licenses and approvals of governmental authorities and third parties have been obtained which are necessary for, or required as a condition of the validity and enforceability of the Loan Documents.

Section 3.3.8 Engineer’s Opinion. Lender shall have received an opinion from its engineer that all necessary permits for construction and operation have been obtained and that there is adequate water and sanitary waste, gas and electric service available based on needs assessment determined by Facility designers.

Section 3.3.9 Expenditure of Equity and Other Funds. Borrower has provided documents evidencing Borrower’s expenditure of a minimum of $37,000,000.00 of equity, grants, seed capital, and TIF funds with respect to the cost of land acquisition, construction costs, organization costs, financing costs, and pre-production period costs.

Section 3.3.10 Confirmation of Project Costs. Borrower has provided documents and evidence satisfactory to Lender that equity funds, TIF funds, seed capital, grant proceeds and the Loans are sufficient to complete construction and commence operations in accordance with Borrower’s sworn construction cost statement and projections for operations.

Section 3.3.11 Title Insurance. The title insurance company is willing to issue an endorsement to the title insurance policy providing title insurance coverage for all prior and current advances without any exceptions for liens or claims of any other Person.
Section 3.4 Conditions Precedent to Subsequent Advances. The obligation of Lender to fund subsequent Advances is subject to Lender’s satisfaction of each of the following as well as those in Section 3.3 and each request by Borrower for an Advance shall constitute a representation by Borrower that all conditions precedent in this Article have been satisfied and the amount of the Advance does not exceed the limits set forth in Article 2 hereof, or violate or exceed any other provision of this Agreement:.
Section 3.4.1 No Default. As of the Advance date, no Event of Default or Potential Default shall have occurred and be continuing and disbursing the amount of the Advance requested shall not result in an Event of Default or Potential Default.

Section 3.4.2 Representations and Warranties. The following statements shall be true, and the giving of a Request for an Advance by any Borrower shall be deemed to be a representation and warranty by the Borrower that the following statements are true both on the date of such Request and on the date of such Advance: (i) the representations and warranties contained in Article 5 hereof and in the other documents to be delivered hereunder are true and complete on and as of the date of such Advance as though made on and as of such date; (ii) no event has occurred and is continuing, or would result from such Advance, which constitutes an Event of Default or Potential Default; (iii) no Material Adverse Effect has occurred and is continuing; (iv) the total Lender Indebtedness does not exceed the Maximum Principal Balance; and (v) no order, judgment or decree of any court, arbitrator or governmental authority that does, or seeks to, enjoin or restrain Lender from making any Advance is pending or threatened.

Section 3.4.3 No Intervening Liens. There are no intervening or conflicting liens (including lis pendens) on or claims to Collateral.

Section 3.4.4 No Notice. No notice has been received from Borrower requesting Advances under the Loan be restricted.

Section 3.4.5 All Other Requirements Met. All other requirements precedent to disbursal of loan funds as required by this Agreement have been met.

Section 3.4.6 Further Assurances. Lender shall have received such other approvals, opinions, financial statements, documents or information as Lender may reasonably request from Borrower.

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Section 3.5 Post Closing Requirements. Prior to funding any Advances on the Loan, Borrower must deliver to Lender: assignments of all commodity hedging accounts established and all Material Contracts Borrower shall have entered into, at the time such Advance is requested.
Section 3.6 Post Construction Requirements, Following Substantial Completion, and prior to the First Principal Term Loan Payment Date and the First Principal Revolving Loan Payment Date, Borrower shall satisfy the following conditions and requirements:
Section 3.6.1 Satisfaction of Conditions Precedent. All of the conditions precedent set forth in Section 3.2, 3.3, 3.4 and 3.5 shall have been satisfied in full.

Section 3.6.2 Appraisal. Lender shall have received, in form satisfactory to Lender, an appraisal, or an update to the as-built appraisal obtained prior to construction of the Facility, confirming that the appraised value of the Facility will result in the Maximum Principal Balance not exceeding 65% of the appraised value of the Facility.

Section 3.6.3 ALTA Survey. Lender shall receive, in form satisfactory to Lender, an ALTA as-built survey of the Facility.

Section 3.6.4 Warranties. Lender shall receive upon request, in form satisfactory to Lender, copies of all warranties from suppliers and contractors covering materials, equipment, appliances and the Facility.

Section 3.6.5 Completion of Construction. Lender shall receive, in form satisfactory to Lender, a certificate from an officer of Borrower, certifying that construction of the Facility is final and complete in accordance with the plans and specifications provided to Lender.

Section 3.6.6 Other Documentation. Lender shall have received from Borrower such other documents, instruments and certificates as Lender may reasonably request.
Section 3.7 Revolving Advance Requirements. As of and subsequent to completion of construction of the Facility, requests for Advances shall be made directly to Lender and not through the Disbursing Agent. The obligation of Lender to make Advances shall be subject to the conditions precedent set forth in Sections 3.2, 3.3, 3.4, 3.5 and 3.6.
ARTICLE 4 — SECURITY
Section 4.1 Collateral. As security for the payment and performance of all obligations of Borrower to Lender, including all obligations of Borrower under Article 2 hereof, any future and additional loans or advances made to or on behalf of Borrower by Lender for any purpose, including advances for the protection of Collateral, all attorney fees, costs, and expenses incurred by Lender in the collection of the Loan or in the enforcement or preservation of the rights of Lender in and to the Collateral, Borrower hereby grants to Lender first priority security interests, mortgage liens and assignments in certain real or personal property, including the following described property wherever located in which Borrower has or claims an interest, and in all increases, additions, accessions and substitutions (Collateral):
(a) A security interest in the following:
Accounts, General Intangibles, and Other Rights to Payment. All accounts, deposit accounts, contract rights, general intangibles, chattel paper, investment property, documents, instruments, money and other rights to payment now existing and hereafter acquired, from any and all sources.

Crops. All crops now growing or hereafter planted or grown, whether harvested, unharvested or stored; all products of crops and all seed, fertilizer, chemicals and supplies used or produced in connection with any crop.

Feed and Grain. All feed and grain from whatever source, stored, used or to be used, whether grown, purchased, or otherwise acquired.

Inventory. All inventory owned by or consigned to debtor of whatever nature.

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Machinery and Equipment. All equipment, machinery, nontitled motor vehicles, tools, tanks, and removable structures used or useful in farming or ranching operations, all fuel, parts, accessories, and improvements thereto.

Fixtures. All fixtures and irrigation equipment located on the real estate upon which the Facilities are located.

This security interest is in addition to any security interest or other lien granted to Lender under the terms of any Mortgage, Trust Deed or Security Agreement executed by Borrower or by any third party or any other document or agreement. Said security interest or other lien is continuing and shall include the proceeds and products of the Collateral, including, but limited to, the proceeds of any insurance thereon.
(b) A lien in Borrower’s real estate, as identified in Exhibit A, pursuant to the terms of a trust deed in form satisfactory to Lender.
(c) Assignments of Borrower’s Material Contracts.
(d) Security interests in Borrower’s Investment Accounts and Hedging Account, pursuant to account control agreements in forms satisfactory to Lender.
Section 4.2 Collateral Matters. Until all obligations have been fully satisfied, Lender’s security interest in the Collateral, and all proceeds and products thereof, shall continue in full force and effect. During the term of this Agreement, Borrower shall not permit any lien, claim or encumbrance (other than those granted Lender and those subordinated and/or approved in writing by Lender) to remain against any of the Collateral and Borrower shall perform any and all steps requested by Lender to perfect, maintain and protect Lender’s security interest in the Collateral in which a security interest is granted to Lender under this Agreement or any other agreement, including, without limitation, executing and filing financing and continuation statements in form and substance satisfactory to Lender. Lender may file one or more financing statements disclosing Lender’s security interest under this Agreement and Borrower shall pay any costs of, or incidental to, any recording or filing of any financing statements concerning the Collateral. Borrower hereby expressly agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. And further that wherever and whenever available and allowed by law Secured Party is authorized to file electronically all documents allowed or required by the Uniform Commercial Code, the Federal Food Security Act, or other applicable law, including but not limited to financing statements, effective financing statements, and continuations, amendments, assignments, or terminations thereof, WITHOUT the physical signature of Borrower and/or this authorization shall be deemed a digital signature, and/or this authorization shall be deemed a limited power of attorney appointing Secured Party as Borrower’s agent and attorney-in-fact for the express purpose of signing and executing the aforesaid documents on Borrower’s behalf. Borrower shall pay or cause to be paid, unless contested in good faith, all taxes, assessments and governmental charges levied, assessed or imposed upon or with respect to the Loans, the Collateral, any part thereof, or the Lender by virtue of the Loan transactions. Unless contested in good faith, if Borrower fails to pay such taxes, assessments and governmental charges, Lender may (but shall not be required to) pay the same and charge the cost to the Borrower payable on demand and secured by the Collateral.
Section 4.3 Sale of Collateral. Without Lender’s prior written consent, except for Inventory sold in the ordinary course of business and except for Collateral with a value less than $50,000.00, Borrower will not sell, transfer, or dispose of the Collateral without applying all proceeds of such transaction to payment of the Loan secured hereby within 10 days after the transaction. Borrower will not take or attempt to take the Collateral from the state where kept without the prior written consent of Lender. Upon request, Borrower will provide Lender with a current list of all collateral and its location.
ARTICLE 5 — REPRESENTATIONS AND WARRANTIES
Borrower warrants and represents that on the Closing Date and on and after each Advance occurring hereunder:
Section 5.1 Organization and Qualification. Borrower is duly organized and is validly existing as a limited liability company in good standing in the jurisdiction of organization; has the power and authority to own or lease its properties and to conduct the business in which it is now engaged or proposed to be conducted; is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary.
Section 5.2 Authorization and Consent. The execution, delivery and performance by Borrower of the Loan Documents to which it is or is to be a party have been duly authorized by all required corporate or limited liability company action and does not and will not (i) require any consent or approval of the members of Borrower, (ii) violate any provisions of any federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect

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having applicability to Borrower or of the charter, articles of organization, operating agreement or other agreement of Borrower, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement, or any other agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected or (iv) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than as created by the Loan Documents) upon or with respect to any of the properties now owned or hereafter acquired by Borrower, and Borrower is not in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.
Section 5.3 Binding Agreement. Each of the Loan Documents to which Borrower is a party is a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject only to limitations on enforceability imposed by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.
Section 5.4 Compliance with Laws. Borrower is in compliance in all material respects with all federal, state and local laws, rules, regulations, ordinances, codes and orders, including, without limitation, ERISA, all Environmental Laws, all licensing laws and has filed all federal, state and local tax returns and has paid all federal, state and local taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent the same are contested in good faith and by appropriate proceedings and for which adequate reserves have been established, and Borrower has no knowledge of any deficiency or additional assessment in connection therewith.
Section 5.5 Litigation. There is no pending or threatened legal or governmental actions, proceedings or investigations to which Borrower is a party or to which any property of Borrower is subject, which may result in a Material Adverse Effect, except as previously disclosed to Lender in writing.
Section 5.6 Financial Statements. All financial statements, information and other data which may have been or which may hereafter be submitted by the Borrower to the Lender are true, accurate and correct and have been or will be prepared in accordance with GAAP consistently applied or by other method acceptable to Lender and accurately represent the financial condition or, as applicable, the other information disclosed therein. Since the most recent submission of such financial information or data to the Lender, the Borrower represents and warrants that no Material Adverse Effect has occurred.
Section 5.7 Assets. Borrower has good and marketable title to and is the record and beneficial owner of all the Collateral covered by the Loan Documents to which Borrower is or is to be a party, free and clear of all mortgages, deeds of trust, pledges, liens, security interests and other charges or encumbrances, except for (i) those created by the Loan Documents, and (ii) Permitted Liens, and all such Collateral is in all material respects in good order and repair (ordinary wear and tear excepted) and covered by the insurance required under Section 6.5.
Section 5.8 ERISA. If the Borrower has a pension, profit sharing or retirement plan subject to ERISA (Plan), such plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower and each ERISA Affiliate has made all required contributions to any plan subject to Section 4.12 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 4.12 of the Code has been made with respect to any plan.
There are no pending or threatened claims, actions or lawsuits, or action by any governmental authority with respect to any plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect and no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
Section 5.9 Environmental Compliance. All known sources of existing or potential environmental contamination on or near any property owned or operated by Borrower has been fully disclosed to Lender; the operations of the Borrower comply in all material respects, and during the term of this Agreement will at all times comply in all material respects, with all Environmental Laws; the Borrower has obtained all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for its ordinary course operations, all such environmental permits are in good standing, and the Borrower is in compliance with all material terms and conditions of such environmental permits; neither the Borrower nor any of its present property or operations is subject to any outstanding written order from or agreement

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with any governmental authority or subject to any judicial or docketed administrative proceeding, respecting any environmental law, environmental claim or hazardous material; there are no hazardous materials or other conditions or circumstances existing, or arising from operations prior to the date of this Agreement, with respect to any property of the Borrower that would reasonably be expected to give rise to material environmental claims. In addition, Borrower shall hold Lender harmless from any liability for environmental waste or contamination on any property owned or operated by Borrower or liability imposed as a consequence by reason of Borrower’s activities and will indemnify Lender against all claims, losses, liabilities, and expenses incurred by Lender as a result thereof. This covenant will survive cancellation or termination of this Agreement.
Section 5.10 No Default. Borrower is not in an Event of Default in the payment of any indebtedness representing any borrowing or financing or is in an Event of Default, or aware of any third party default, in respect to the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which Borrower is a party.
Section 5.11 Receipt and Verification. Borrower has received a copy of the “Customer Information and Disclosure Handbook” and that all the information provided by Borrower to Lender is true and correct.
Section 5.12 Margin Stock. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
Section 5.13 Security Interest. Each of the Loan Documents constitutes a valid and perfected first priority security interest and lien, in and to the Collateral purported to be covered by each thereof, except as otherwise provided therein, enforceable against all third parties in all jurisdictions securing the payment of all obligations purported to be secured thereby (except for Permitted Liens), and all action required to perfect fully such security interests and liens so constituted have been taken and completed.
Section 5.14 Contractual Restrictions. Borrower is not a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction, which would result in a Material Adverse Effect.
Section 5.15 Approvals and Licenses. Borrower possesses all the franchises, permits and licenses necessary or required in the conduct of its business, and the same are valid, binding and enforceable and all authorizations, consents, approvals or licenses of, or filings or registrations with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any specifically granted exemptions from any of the foregoing, necessary to the valid execution, delivery or performance by Borrower of this Agreement and the Loan Documents to which it is or is to be a party have been obtained and are in full force and effect.
Section 5.16 No Untrue Statements. No information, exhibit, schedule or report furnished by Borrower to Lenders contained or contains any untrue statement of material fact or omitted or omits to state any material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, misleading.
Section 5.17 Solvency. Borrower is and, after consummation of the transactions contemplated by this Agreement and the other Loan Documents, shall be, solvent. For the purposes of this paragraph, “solvent” means (i) the fair value of the property of Borrower is greater than the total amount of liabilities, including contingent liabilities of Borrower, (ii) the amount that will be required to pay the probable liabilities of Borrower on its debts as they become absolute and matured shall not be greater than the fair value of the assets of Borrower at such time, (iii) Borrower is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) Borrower does not intend to, and does not believe it shall, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (v) Borrower is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which Borrower’s property would constitute unreasonably small capital after giving due consideration to prevailing practices in the industry in which Borrower is engaged. In computing the amount of any contingent liability at any time, it is intended that such liability shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that might reasonably be expected to become an actual or matured liability.
Section 5.18 Taxes. Borrower and each other Person for whose taxes Borrower could become liable have timely filed or caused to be filed all federal income tax returns and all other material tax returns that are required to be filed by any of them,

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and have paid all taxes shown to be due and payable (or with respect to real estate taxes, have paid all taxes prior to the time the same become delinquent) on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any governmental authority, except (a) to the extent the failure to do so would not have a Material Adverse Effect or (b) where the same are currently being contested in good faith by appropriate proceedings and for which Borrower has set aside adequate reserves on its books. The charges, accruals and reserves on the books of Borrower in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.
Section 5.19 Projections. As of the Closing Date, the projections fairly present Borrower’s reasonable forecast of the results of operations and changes in cash flows for the periods covered thereby, based on the assumptions set forth therein, which assumptions are reasonable based on historical experience and presently known facts. Since the date of such projections, there have been no changes with respect to Borrower or its Subsidiaries which could reasonably be expected to result in, singly or in the aggregate, a material discrepancy between such projections and Borrower’s actual results for the periods stated.
Section 5.20 Material Contracts. As of the Closing Date, there are no Material Contracts other than those which have been disclosed to Lender and subject to assignment to Lender.
ARTICLE 6 — AFFIRMATIVE COVENANTS
The Borrower covenants and agrees that during the term of this Agreement and so long as any Indebtedness remains unpaid or any amounts drawn hereunder remain unreimbursed, each such Borrower shall comply with the following requirements:
Section 6.1 Preservation of Existence. Borrower shall maintain and preserve its existence and good standing in the jurisdiction in which such qualification and good standing are necessary in order for Borrower to lawfully conduct its business and own its property in said jurisdiction.
Section 6.2 Compliance with Laws. Borrower shall comply with all laws, rules, regulations and orders of any government authority applicable to it or its property, such compliance to include, without limitation, ERISA and Environmental Laws and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, unless contested in good faith.
Section 6.3 Books and Records. Borrower shall at all times keep proper books of record and account in which correct and complete entries shall be made of all its dealings, in accordance with generally accepted accounting principles or other method acceptable to Lender.
Section 6.4 Inspection of Properties and Books. Borrower shall, upon reasonable notice and at any reasonable time and from time to time, permit Lender, upon request, to visit and inspect any of the Collateral or properties of Borrower and to examine the books, accounts and other records of the Borrower and to take abstracts therefrom and to discuss the affairs, finances, loans and accounts of the Borrower with Borrower’s representatives. If the Borrower shall maintain any records in the possession of a third party, the Borrower authorizes such third party to provide Lender with copies of any records which it may request.
Section 6.5 Maintenance of Property; Insurance. Borrower shall maintain all of its properties necessary or useful in its business in good condition, repair and working order, normal wear and tear excepted, and shall maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated. Borrower shall maintain casualty insurance on the Collateral for not less than its full replacement value and shall name Lender as mortgagee on all casualty insurance and shall provide Lender with evidence of such insurance upon request. All proceeds of any insurance will be held by Lender as additional collateral and at the option of Lender may be used to pay for reconstruction, repair, or replacement of the Collateral, or applied to payment of the Loans. In addition, to the extent that any real property interests which constitute a part of the Collateral lie within a designated flood plain, Borrower must maintain flood insurance with respect to such real property interest. In addition, Borrower shall maintain commercial general liability insurance, business automobile liability insurance, workers’ compensation insurance, business interruption insurance of 3 months of projected expenses for the Facility, directors and officers liability insurance, and such other insurance coverages as shall be required by Lender, all with terms and conditions satisfactory to Lender. Insurance will be obtained from companies reasonably satisfactory to Lender and said policies shall name Lender as an additional insured. The policies shall provide that there be no cancellation or modification without 30 days advance notification to Lender.

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Section 6.6 Notice of Material Events. Borrower agrees to give Lender prompt written notice of any and all (i) Events of Default or Potential Default; (ii) litigation, arbitration or administrative proceedings to which the Borrower is a party and, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; (iii) default under any note, indenture, loan agreement, mortgage, lease, contract, deed or other similar agreement to which Borrower is a party or by which Borrower is bound, which relates to borrowed money, or of any other default under any other note, indenture, loan agreement, mortgage, lease, contract, deed or other similar agreement to which any Borrower is a party or by which Borrower is bound if such other default may result in a Material Adverse Effect; (iv) any violation of environmental laws or permits and (v) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect. Each notice delivered under this Section shall be accompanied by a statement of an officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 6.7 Reports. Borrower shall provide to Lender the following financial reports and such other reports with respect to the financial condition and operations of Borrower as Lender may from time to time reasonably request:
Section 6.7.1 Annual Financial Statements and Budget Projections. As soon as available, but in no event later than 120 days after the end of the fiscal year of Borrower, an audit report in accordance with GAAP and prepared by an accountant acceptable to Lender for such year and accompanying financial statements (including all footnotes thereto) including a consolidated balance sheet, a consolidated statement of income and retained earnings and, within 30 days prior to the end of the fiscal year of Borrower, a pro-forma budget projection, including proposed capital expenditures, for the next fiscal year in form and content acceptable to Lender, both of which shall be an Event of Default if not provided within 30 days after said report and projection is due.

Section 6.7.2 Periodic Financial Statements. As soon as available, beginning with the month in which ethanol production commences, and in no event later than 30 days after the end of each month thereafter (excluding the last month of Borrower’s fiscal year) a consolidated balance and consolidated income statement and production report of all Borrower’s production of ethanol for that month and for year-to-date since the last fiscal year end, such report certified complete and correct from a source acceptable to Lender, which shall be an Event of Default if not provided within 30 days after said report is due.

Section 6.7.3 Additional Information. Such other information respecting the condition or operations, financial or otherwise of Borrower or such other information relating to Borrower as any Lender may from time to time reasonably request.
Section 6.8 Account Authorization. Borrower will require the financial or other institutions with which it maintains or has maintained depository and operating accounts to promptly provide such information concerning the Borrower, its financial condition and any transactions as Lender may from time to time request. Borrower hereby authorizes such institutions to directly provide to Lender such information as Lender may request.
Section 6.9 Execution of Supplemental Instruments. Execute and deliver to Lender from time to time, upon demand, such supplemental agreements, statements, transfers, assignments, authorizations to release information, or documents relating to the Collateral, and such other instruments or documents as Lender may request, in order that the full intent of this Agreement may be carried into effect.
Section 6.10 Financial Covenants. Borrower agrees to maintain sufficient capital resources, as determined by Lender’s market valuation of Borrower’s assets and full disclosure of Borrower’s liabilities such as to maintain the following financial covenants. In the event that Borrower fails to comply with said covenants and said failure continues for 30 days after notification from Lender, Lender may deem said failure an Event of Default.
     Section 6.10.1 Working Capital. Beginning with the month in which Substantial Completion occurs, Borrower agrees to maintain working capital (current assets, plus the unadvanced portion of Loan Facility B, minus current liabilities) of not less than $5,000,000.00, increasing to $6,000,000.00 at fiscal year end 2008 and thereafter.
     Section 6.10.2 Debt Coverage Ratio. Beginning with the first fiscal year end that occurs over six months after Substantial Completion and annually thereafter, Borrower agrees to maintain a Debt Coverage Ratio, defined as net income plus depreciation and amortization minus extraordinary gain(loss) minus after tax income(expense) minus gain(loss) on assets sale to current principal of long-term debt of not less than 1.50:1.00 .

FORM 6281 (6-2005) Page 17 of 17
     Section 6.10.3 Tangible Net Worth. Beginning with the month in which Substantial Completion occurs, Borrower agrees to maintain minimum Tangible Net Worth (total tangible assets minus total liabilities) of not less than $35,800,000.00, increasing to not less than $36,800,000.00 at fiscal year end 2008 and increasing to not less than $38,300,000.00 at fiscal year end 2009 and thereafter.
Section 6.11 Compliance Certificate. Beginning with last day of the month in which ethanol production commences, Borrower agrees to provide Lender with a Compliance Certificate showing or certifying compliance with the aforesaid reporting and financial requirements and as of the last day of each month(Reporting Period) thereafter, in form and content acceptable to Lender. Such Certificate shall be provided to Lender within 20 days following the end of each Reporting Period, and in default after 30 days.
Section 6.12 Construction Covenants.
     Section 6.12.1 Insurance/Bonds. In addition to the insurance requirements set forth in this Agreement, Borrower agrees to procure and maintain at Borrower’s expense insurance coverage from reputable companies for builder’s risk, fire and extended coverage in an amount equal to the completed value of the Facility with Lender named as mortgagee together with such other property insurance on Borrower’s business as Lender may require; and public liability coverage and insurance against loss under any workman’s compensation laws. Proof of insurance in compliance with this provision will be provided Lender during the term of this Agreement as Lender may require.
Borrower shall retain the services of an inspecting engineer to monitor comparisons with reports and applications for payment received from the general contractor and shall also require the project design engineer to procure a professional liability policy insuring said engineer and shall furnish Lender a copy of said policy.
     Section 6.12.2 Compliance with Law. Borrower will obtain and keep in force all permits or certificates required for completion of the work under the Construction Contract, and will comply with all applicable zoning, building or other laws or regulations applicable to the Facility and its operations, and will provide Lender with proof of compliance prior to construction and thereafter during the term of this Agreement as Lender may require.
     Section 6.12.3 Construction Contract. Borrower agrees to complete construction according to the plans and specifications furnished to Lender and pursuant to the Construction Contract. Borrower will obtain Lender’s prior written approval of any change to the plans and specifications that might adversely affect Lender’s security or any change to the terms and conditions of the Construction Contract that exceeds $2,810,000.00 or exceeds Borrower’s budgeted costs for construction of the Facility, as approved by Lender. Borrower will also obtain all approvals of any changes in plans, specifications, work, materials or contracts that are required by law or any covenants or agreements relating to the Facility. The project budget, plans and specifications, cost breakdowns, disbursement schedules, completion reports and other construction information currently or in the future submitted to Lender fairly and accurately present the matters contained therein as of the date thereof, there are no omissions from the information so submitted or other facts and circumstances not reflected in such information which are or may be material and there have been no material or adverse changes in the information so supplied without notice of the same by Borrower to Lender.
Borrower will furnish to Lender, at Lender’s request, correct lists of all contractors, subcontractors and suppliers employed in connection with construction of the Facility and true and correct copies of all executed contracts and subcontracts.
     Section 6.12.4 During Construction Draws. Lender, Lender’s inspecting engineer and Disbursing Agent shall have the right to inspect the construction work at all reasonable times. Any inspection of the work, books, or the review, examination, or approval of any contract, document, insurance policy or other matters shall be for the sole benefit of Lender and not for the benefit of the Borrower, contractor, or others. Lender is under no duty to supervise or inspect construction or examine any books and records. No default of Borrower will be waived by any inspection by Lender. In no event will any inspection by Lender be a representation that there has been or will be compliance with the plans or specifications or that the construction is free from defective materials or workmanship.
(a) Disbursements for construction shall be made at Borrower’s request no more frequently than monthly solely to pay costs incurred under the Construction Contract for work completed under the terms of said Construction Contract and to the extent such costs are in conformity with the cost estimate provided to Lender. Borrower shall be required, under the terms of this Agreement, to pay certain of the initial costs of construction before any disbursements are made by Lender for the balance of the costs of construction. An Advance for construction and non-construction purposes until Substantial Completion, pursuant to a Draw Request, shall be made in accordance with the terms and conditions of a disbursing agreement in a form acceptable to Lender (the “Disbursing Agreement”).

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(b) Each Advance on a Loan shall be made only upon Borrower’s written (or telephonic notice promptly confirmed in writing) request to Disbursing Agent and Lender substantially in the form of Exhibit ‘C’ attached hereto (“Draw Request”). Each Draw Request will constitute a certification, representation and warranty that the conditions precedent for an Advance under this Agreement have been satisfied and that no Material Contract has been entered into other than those which are subject to a collateral assignment in favor of Lender or which Lender has agreed in writing that no collateral assignment will be required.
(c) Disbursement shall be made only if this documentation and any inspection shows that construction is proceeding in accordance with the plans and specifications approved by Lender and the Borrower is not otherwise in default. If there is a material deviation from the Construction Contract, a deficiency in the materials or workmanship, a termination or abandonment of the contract, an uninsured loss or damage to the completed work or failure to comply with the terms of this Agreement, Lender may declare default and among other remedies, refuse to make further disbursement until default is cured. The making of disbursement prior to fulfillment of any or all of these loan conditions, however, shall not be construed as a waiver of these conditions. Lender reserves the right to require their fulfillment prior to making any subsequent disbursements. Final disbursement of the loan shall only be made when the Construction Contract is fully completed and upon receipt of a certificate signed by the Borrower and contractor certifying that all work has been completed satisfactorily and in accordance with the Construction Contract (Completion Certificate). Lender will retain the sum of not less than $2,830,950.00 pending satisfaction of the construction lending conditions set forth herein.
(d) If Lender reasonably determines at any time that the amount of the undisbursed Loan proceeds will not be sufficient to pay for all costs required to complete acquisition and construction of the Facility in accordance with the approved plans and specifications, whether that deficiency is attributable to changes in the construction work, in the plans and specifications, or to any other cause, Lender may demand in writing that the Borrower deposit with Lender non-interest bearing funds equal to the amount of the shortage reasonably determined by Lender. The Borrower must then deposit the required funds with lender within ten (10) days after the date of Lender’s written demand. No further disbursements need be made by Lender until those funds are deposited by the Borrower with Lender. Whenever Lender has any of those funds on deposit, all disbursements will be considered to be made by Lender first from those funds until they are exhausted.
     Section 6.12.5 Post-Construction Draws. (b) Each Advance on a Loan following Substantial Completion shall be made only upon Borrower’s written (or telephonic notice promptly confirmed in writing) request to Lender substantially in the form of Exhibit ‘C’ attached hereto (“Draw Request”) not later than 1:00 P.M. (Omaha time) on any Business Day from disbursal of immediately available funds that same day. Any request for Advances received after 1:00 P.M. may be made on the next Business Day. Each Draw Request will constitute a certification, representation and warranty that the conditions precedent for an Advance under this Agreement have been satisfied and that no Material Contract has been entered into other than those which are subject to a collateral assignment in favor of Lender or which Lender has agreed in writing that no collateral assignment will be required. After Substantial Completion, the principal amount of each Draw Request must be at least $100,000.00 and in multiples of $100,000.00.
     Section 6.12.6 Construction Cost Reconciliation. Until Substantial Completion, as soon as available, but in no event later than 30 days after the end of each month, Borrower agrees to provide a reconciliation of actual versus projected construction costs of the Facility for that month and for year-to-date.
     Section 6.12.7 No Third Party Right. This agreement is between Borrower and Lender only and does not create any rights inuring to the benefit of a contractor, subcontractor or any other third party.
     Section 6.12.8 Assignment of Construction Contract. Borrower assigns and grants to Lender, as additional security for the loan, Borrower’s interest in the Construction Contract and any other contracts, drawings, plans, specifications or permits pertinent to the construction of the Facility. In the event of Borrower default on the Loans, Borrower agrees that Lender may elect to complete construction under the terms of said Construction Contract, although Lender shall not be bound by said contract to do so, or may contract to employ other parties to proceed with the work until completed. If Lender elects to complete the Facility, Borrower agrees not to hold Lender liable for the manner or quality of said construction. Such disbursements for completion after Borrower default, shall be considered to have been disbursed to the Borrower and will be secured by the trust deed executed in connection with this Agreement If such disbursements exceed the Maximum Principal Balance of the Loans, they will be considered to be an additional loan to the Borrower, bearing interest at the highest rate provided in the note.

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     Section 6.12.9 Indemnification. In consideration for said Loans, Borrower agrees to indemnify Lender and hold it harmless from any losses, costs or damages, including attorneys’ fees, arising by reason of defective workmanship or materials occurring in the construction or operation of the Facility, or occurring by reason of any breach or default of this Agreement or the Construction Contract. The provisions of this Section will survive the termination of this Agreement.
     Section 6.12.10 Assignment of Material Contracts. Borrower agrees to notify Lender of the existence of any Material Contract promptly upon entering into the same. Borrower agrees to assign to Lender all Material Contracts and take such other actions as Lender requests to perfect Lender’s security interest in Borrower’s rights under such Material Contracts
     Section 6.12.11 Grain Hedging. Borrower agrees to execute a Security Agreement and Assignment of Hedging Account on a form provided or approved by Lender to be acknowledged by all brokers involved in Borrower’s hedging program.
     Section 6.12.12 Account Control Agreements. Borrower agrees to notify Lender of any new Investment Account and/or hedging account promptly upon creating the same. Borrower agrees to assign the Lender all investment accounts and hedging accounts, and take such other actions as Lender requests to perfect Lender’s security interest in Borrower’s right to the accounts.
ARTICLE 7 — NEGATIVE COVENANTS
The Borrower covenants and agrees that as long as the Loan remains unpaid, Borrower will comply with the following requirements, unless the Lender shall otherwise consent in writing.
Section 7.1 No Material Change. Borrower will not adopt any material change in accounting method or principles, unless approved by Lender; will not adopt, permit or consent to any change in its fiscal year; and will not enter into any contract, agreement or transaction affecting the Collateral or the Loans which would have a Material Adverse Effect.
Section 7.2 No Other Business. Borrower will not engage in any material respects in any business activity or operations materially different from that presently engaged in by Borrower and will not purchase, lease or otherwise acquire assets not related to or used in its business.
Section 7.3 Transactions with Subsidiaries. Borrower will not purchase, acquire, provide, or sell any equipment, other personal property, real property or services from or to any Subsidiary, except in the ordinary course and pursuant to the reasonable requirements of Borrower’s business.
Section 7.4 Transactions with Affiliates. Borrower will not enter into any transaction, including without limitation, the purchase, sale, lease or exchange of any property, or the rendering of any service, with any Affiliate of the Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than would be obtained in a comparable arms-length transaction with a person not an Affiliate of Borrower.
Section 7.5 Consolidation and Merger. Borrower will not, and will not permit any Subsidiary to, consolidate with or merge with any entity, or acquire all or substantially all of the assets of any person or entity, nor shall Borrower change its business form, provided that Borrower or any Subsidiary may acquire the assets of any person or entity if there has been no Event of Default or Potential Default and shall not be after giving effect to said acquisition, and that said acquisition shall not result in a Material Adverse Effect .
Section 7.6 Transfer of Assets. Borrower will not sell, assign (by operation of law or otherwise) transfer, exchange, lease or otherwise dispose of any of the Collateral, nor will Borrower deliver actual or constructive possession of the Collateral to any other person or entity, other than in the ordinary course of business as presently conducted and at fair market value and which are either replaced or are no longer necessary or useful for the business conducted by Borrower.
Section 7.7 Liens; Negative Pledge. Borrower will not create, incur, assume or permit to exist any lien, mortgage, pledge, charge or other encumbrance on, or any security interest in, any of its real or personal properties, except liens in favor of Lender; liens existing prior to the date of this Agreement that have been disclosed in writing to Lender; liens for taxes and other governmental charges which are not delinquent or the validity of which is being contested in good faith; liens of carriers, warehousemen, mechanics and other like liens arising in the ordinary course of business; and except Permitted Liens.

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Section 7.8 Indebtedness. Borrower will not create, incur, assume, guaranty, permit or suffer to exist any Indebtedness or otherwise become liable with respect to the obligations or liabilities of any person or entity except: Indebtedness of Borrower arising under this Credit Agreement; Indebtedness existing prior to the date of this Agreement that has been disclosed in writing to Lender; debt subordinated in form and substance reasonably acceptable to Lender; trade payables of Borrower incurred in the ordinary course of business; and except such additional debt obligations or annual capitalized lease payments which do not exceed in the aggregate the sum of $500,000.00.
Section 7.9 Loans, Advances and Guarantees. Borrower will not make, or permit any Subsidiary to make, any loans or advances to, or guarantees of, or otherwise become liable, or permit any Subsidiary to become liable, with respect to (other than guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business), or permit to exist, or allow any Subsidiary to permit to exist, any loans or advances to, or such guarantees or other such liabilities with respect to, any Person, except: loans, advances and guarantees existing as of the date hereof and listed on Schedule 7.9; and trade credit extended in the ordinary course of business.
Section 7.10 Subordinated Debt. Borrower will not make payments on account of any existing subordinated debt and shall not incur any additional subordinated debt except to the extent permissible under the agreement by which such subordinated debt is subordinated to the Loans. Borrower shall not amend, supplement, or otherwise modify any provisions of the subordinated debt agreement, and shall not refinance any portion of the subordinated debt, except on terms no less favorable to Borrower and Lender.
Section 7.11 Capital Spending. Other than for construction of the Facility, Borrower will not make Capital Expenditures during any fiscal year from any source of funds available which exceed $500,000.00 in the aggregate.
Section 7.12 Distribution and Withdrawals. Borrower will not distribute any profits, make any loans, declare or pay any dividends, distribute earnings, allow any draws, or make other distributions to its members of Borrower or apply any assets to the redemption, retirement, purchase or other acquisition of any such equity interests; however if no Event of Default or Potential Default shall exist following completion of Borrower’s audit, Borrower may pay dividends and distributions within 120 days following the close of the prior fiscal year, not to exceed 40% of the net profit for said previous fiscal year, so long as Borrower remains in compliance with required financial covenants on a post distribution basis. For fiscal years ending 2008 and thereafter, Borrower may pay dividends and distributions which exceed 40% of the net profit if Borrower has made the Excess Cash Flow payment for said fiscal year and so long as Borrower remains in compliance with required financial covenants on a post distribution basis.
Section 7.13 No Change in Management, Ownership or Control. Borrower will not make any change in present Control of its business or of the Collateral; provided, however, this Section 7.13 does not in any manner apply to the election of the board of directors of the Borrower as provided for in the Operating Agreement of Borrower.
Section 7.14 Deposit and Investment Accounts. Borrower will not maintain, deposit or invest funds into any deposit account or Investment Account other than those listed on Schedule 7.14.
Section 7.15 Investments. Borrower will not purchase, hold or acquire any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:
(a)	Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.15;

(b)	Permitted Investments in which Lender maintains a first priority, perfected security interest therein;

(c)	loans or advances to employees, officers or directors of Borrower in the ordinary course of business for travel, relocation and related expenses; provided, however, that the aggregate amount of all such loans and advances does not exceed $100,000 at any time;

(d)	Investments in other business organizations whose primary business is the production of ethanol and byproducts related thereto and in which Lender maintains a first priority, perfected security interest in such

FORM 6281 (6-2005) Page 21 of 21
Investments; provided, at the time any such Investment is made, the aggregate book value of the sum of all such Investments may not, without the prior written consent of Lender, exceed five percent (5.0%) of the net worth of Borrower; and

(e)	other Investments which in the aggregate do not exceed $200,000 in any fiscal year of Borrower.
Section 7.16 Amendments. Borrower will not amend or terminate their Articles of Organization, Operating Agreement, or Material Contracts, without Lender’s prior written consent, which consent shall not be unreasonably withheld.
Section 7.17 Construction. Borrower will not become a party to any contract for the performance of any work related to the project or for the supplying of any labor, materials or services for the construction of improvements that would have the effect of increasing the costs of the project more than $2,810,000 (in the aggregate with previous such cost increases) above those set forth in the sworn construction cost statement, except in such amounts and upon such terms and with such parties as are approved in writing by Lender (which approval will not be unreasonably withheld). No approval by Lender of any contract or change order will make Lander responsible for the adequacy, form or content of such contract or change order. Borrower will expeditiously complete and fully pay for the development and construction of the project in a good and workmanlike manner and in accordance with the contracts, subcontracts and construction plans submitted to Lender and in compliance with all applicable requirements of all governmental authorities, and any covenants, conditions, restrictions and reservations applicable thereto, so that Substantial Completion occurs on or before the required completion date. Borrower assumes full responsibility for the compliance of the construction plans and the project with all requirements of all governmental authorities and with sound building and engineering practices, and notwithstanding any approvals by Lender, Lender has no obligation or responsibility whatsoever for the Construction Plans or any other matter incident to the project or construction related to the project. Borrower will correct or cause to be corrected (a) any defect in improvements related to the project, (b) any departure from the construction plans or any requirements of any governmental authorities, and (c) any encroachment by any part of any structure located on the real estate on any building line, easement, property line or restricted area. Borrower will cause all roads necessary for the efficient operation of the plant contemplated by the project to be completed and dedicated (if dedication thereof is required by any governmental authority), the bearing capacity of the soil on the real estate to be made sufficient to support all improvements thereon, and sufficient local utilities to be made available to the project and installed at costs (if any) set out in the sworn construction cost statement, on or before the required completion date. No work may be performed pursuant to any change order or pending change order to the construction plans prior to delivery thereof to Lender.
ARTICLE 8 — EVENTS OF DEFAULT
Section 8.1 Events of Default. The occurrence of any of the following events shall constitute an event of default (“Event of Default”) hereunder:
Section 8.1.1 Failure to Make Payments. Borrower shall fail to pay, in accordance with the terms of this Agreement, (i) any principal on any Loan on the date that such is due, (ii) any interest on such Loan within 5 days from the date that such is due, or (iii) any advance fee or other cost owing to Lender under the Loan Documents within 15 days after the date that such sum is due.

Section 8.1.2 Breach of Warranty or Representation. Any representation or warranty made by Borrower under or in connection with this Agreement or any financial statement given by Borrower, which shall prove to have been materially misrepresented on or as of the date made or given.

Section 8.1.3 Insolvency. Borrower shall: (i) become insolvent or be unable to pay its debts as they mature; (ii) make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties and assets; (iii) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; (iv) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition; (v) become or be adjudicated a bankrupt; or (vi) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee, for itself or any of its properties, assets or businesses, or (vii) have an involuntary bankruptcy petition filed against Borrower, and such petition remains undismissed for more than 30 days.

Section 8.1.4 Execution. Any writ of execution or attachment or any judgment lien shall be issued against any property of the Borrower and shall not be discharged or bonded against or released within 30 days after the issuance or attachment of such writ or lien.

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Section 8.1.5 Suspension. Borrower shall voluntarily suspend, without just cause, the transaction of business or allow to be suspended, terminated, revoked or expire any permit, license or approval of any governmental body necessary to conduct the Borrower’s business resulting in a Material Adverse Effect.

Section 8.1.6 Due on Sale. There shall occur, without Lender’s prior written consent, the sale, transfer or further encumbrance of any material item of Collateral, other than in the ordinary course of business.

Section 8.1.7 Material Adverse Change. If there occurs a Material Adverse Effect in the Borrower’s business or financial condition that would likely cause an Event of Default within the following 30 days, or if there is a material impairment of the prospect of repayment of any portion of the Loans or there is a material impairment of the value or priority of the Lender’s liens security interests and/or assignments of and in the Collateral.

Section 8.1.8 Change in Ownership. There shall occur a change affecting the Control of the Borrower, which shall mean for purposes of this Section 8.1.8 the transfer of a majority of the outstanding membership interest (units) of the Borrower within a 180 day period.

Section 8.1.9 Impairment of Collateral. There shall occur any injury or damage to all or any part of the Collateral or all or any part of the Collateral shall be lost, stolen or destroyed resulting in a Material Adverse Effect.

Section 8.1.10 Performance Under This Agreement. The Borrower shall fail in any material respect to perform or observe any other term, covenant or agreement contained in this Agreement or in any of the Loan Documents or any other document or agreement executed by Borrower with or in favor of Lender, not specifically mentioned above and capable of being remedied by Borrower and any such failure shall continue unremedied for more than 30 days after written notice from Lender to Borrower of the existence and character of such Event of Default.
Section 8.2 Cross Default. Declaration of default under any Loan described herein or any other contract obligation Borrower may have with Lender of Lender’s Affiliate may, at Lender’s option, cause all Loans and such other contract obligations to be declared in default, charged interest at the Default Rate and become immediately due and payable.
Section 8.3 Remedies on Default. Upon the occurrence of any Event of Default, Lender may, at its sole discretion, do any of the following:
Section 8.3.1 Acceleration. Declare any or all of Borrower’s Loans, whether under this Agreement or any other document, instrument or agreement, immediately due and payable, whether or not otherwise due and payable.

Section 8.3.2 Default Interest. If any principal, interest, or advance is past due, regardless of the length of time, or if there is any failure to comply with any covenant, condition, or agreement contained in this Agreement, or in any mortgage, trust deed, security agreement, or other Loan Document, given to secure payment of the Loans, then, at the election of Lender, all principal, all accrued interest thereon and all advances will become immediately due and payable without demand and the whole will bear interest at the Default Rate from and including the date of election to but excluding the date paid. Any reasonable attorneys’ fees (to the extent allowed by law), costs, or expenses incurred and advanced by Lender to enforce collection of the Loan will be added to the principal and bear interest at the Default Rate from the date of advance to but excluding the date paid. At Lender’s option, any Event of Default may allow Lender to charge interest on all principal, all accrued interest thereon, and all advances at the Default Rate without declaring the Loan immediately due and payable.

Section 8.3.3 Cease Extending Credit. Cease making advances or otherwise extending additional credit to or for the account of Borrower under this Agreement or under any other agreement now existing or hereafter entered into between Borrower and Lender.

Section 8.3.4 Termination. Terminate this Agreement as to any future obligation of the Lender without affecting Borrower’s Obligations to Lender or Lender’s rights and remedies under this Agreement or under any other document, instrument or agreement.

Section 8.3.5 Protection of Security Interest. Make additional or protective advances and do such acts as Lender, in its sole judgment, considers necessary and reasonable to protect its security interest or lien in the Collateral. Such additional or protective advances may be made to protect the Collateral, including but not limited to, payment of insurance premiums and taxes, as well as payments to protect the Collateral from claims of other creditors, diminution in value, waste, destruction or abandonment. Such advances may be added to the Loan and will, at Lender’s option,

FORM 6281 (6-2005) Page 23 of 23
be immediately due and payable and bear interest at the Default Rate from the date advanced to but excluding the date paid. Borrower hereby irrevocably authorizes Lender to pay, purchase, contest or compromise any encumbrance, lien or claim which Lender, in its sole and reasonable judgment, deems to be prior or superior to its lien, security interest and/or assignment rights. Further, Borrower hereby agrees to pay to Lender, upon demand, all expenses (including reasonable attorney’s fees) incurred in connection with the foregoing.

Section 8.3.6 Foreclosure. Enforce any security interest or lien given or provided for under this Agreement or under any security agreement, mortgage, deed of trust or other Loan Document, in such manner and such order, as to all or any part of the properties subject to such security interest or lien, as Lender, in its sole judgment, deems to be necessary or appropriate and Borrower hereby waives any and all rights, obligations or defenses now or hereafter established by law relating to the foregoing. In the enforcement of its security interest or lien, Lender is authorized to enter upon the premises where any Collateral is located and take possession of the Collateral or any part thereof, together with Borrower’s records pertaining thereto, or Lender may require the records be made available to the Lender at a place reasonably designated by Lender. If any part of the Collateral is accounts receivable, Lender may notify at any time the account debtor to make payment thereon directly to Lender and may take control of the cash and noncash proceeds of any such accounts. Lender may sell the Collateral or any portions thereof, together with all additions, accessions and accessories thereto, giving only such notices and following only such procedures as are required by law, at either a public or private sale, or both, with or without having the Collateral present at the time of the sale, which sale shall be on such terms and conditions and conducted in such manner as Lender determines in its sole judgment to be commercially reasonable. Any deficiency that exists after the disposition or liquidation of the Collateral shall be a continuing liability of Borrower to Lender and shall be immediately paid by Borrower to Lender.

Section 8.3.7 Non-Exclusivity of Remedies. Exercise one or more of Lender’s rights set forth herein or exercise any and all rights or remedies granted to it under any Loan Document, by applicable law, or otherwise, including the right to accelerate the maturity of the Loans and to proceed against all or any portion of the Collateral, in any order. In addition, Lender may hold and set off and apply against the Loans any and all accounts or other property in the possession of or under the control of Lender. All rights and remedies granted to Lender under the Loan Documents or this Agreement or available under applicable law shall be deemed concurrent and cumulative and not alternative remedies, and Lender may proceed with any number of such remedies at the same time until obligations of Borrower to Lender are paid and satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon the occurrence of any Event of Default, may proceed against Borrower at any time, with any available remedy and in any order.

Section 8.3.8 Application of Proceeds. All amounts received by Lender as proceeds from the disposition or liquidation of the Collateral shall be applied to the Loan as follows: first, to the costs and expenses of collection, enforcement, protection and preservation of Lender’s lien, security interest and/or assignment of and in the Collateral, including court costs and reasonable attorney’s fees, whether or not suit is commenced by Lender; next, to those costs and expense incurred by Lender in protecting, preserving, enforcing, collecting, liquidating, selling or disposing of the Collateral; next, to the payment of fees; next, to the payment of accrued and unpaid interest on all of the Loans; next, to the payment of the outstanding principal balance of the Loans; and last, to the payment of any other indebtedness owed by Borrower to Lender.
ARTICLE 9 — MISCELLANEOUS
Section 9.1 Entire Agreement and Amendments. This Agreement and all documents and agreements mentioned herein constitute the entire and complete understanding of the parties hereto and supercede all prior agreements and understandings relative to the subject matter hereof. It may not be effectively amended, changed, altered or modified, except in writing executed by all parties. To the extent the provisions contained in this Agreement are inconsistent with those contained in any other document, instrument or agreement executed pursuant hereto, the terms and provisions contained herein shall control. Otherwise, such provisions shall be considered cumulative.
Section 9.2 Survival. All representations, warranties, covenants and agreements herein contained on the part of Borrower shall survive the termination of this Agreement and shall be effective until the Loans are repaid and performed in full.
Section 9.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of any such provision.

FORM 6281 (6-2005) Page 24 of 24
Section 9.4 No Waiver; Cumulative Remedies. If Lender shall waive any power, right or remedy arising hereunder or under any applicable law, such waiver shall not be deemed to be a waiver upon the later occurrence or recurrence of any of said events. No failure or delay on the part of Lender in exercising any right, power or remedy under the Loan Documents, or in extending time for payment, accepting partial payment or release of any Collateral or proceeds of any Collateral, or failure to enforce strict compliance with any covenant or condition contained herein, shall operate as a waiver; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.
Section 9.5 Costs and Expenses. Borrower shall pay Lender’s out-of-pocket costs and expenses incurred in connection with the making or disbursement of the Loans or in the exercise of any of its rights or remedies under this Agreement, including, but not limited to, title insurance, legal fees, appraisal fees, architect or consultant’s fees, Lender inspection fees and any other reasonable fees and costs for services that are not customarily performed by Lender’s salaried employees and are not specifically covered by any commitment fee for the Loan. All such costs and expenses constitute obligations secured by the Collateral. The provisions of this Section shall survive the termination of this Agreement and the repayment of the Loans.
Section 9.6 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed to one or more of the individuals executing this Agreement on behalf of such party at the address appearing below the signature of such party, or to such other address as such party may designate for itself by like notice.
Section 9.7 Assignments and Participations. The terms of this Agreement shall bind and benefit the heirs, legal representatives, successors, and assigns of the parties; provided, however, that Borrower may not assign this Agreement, or any Advances made hereunder, or assign or delegate any of its rights or obligations, without the prior written consent of Lender. Lender shall have the right to sell participations in the Loan to any other entities without the consent of, or notice to, Borrower, provided that no such action by Lender shall relieve Lender of its obligations to make advances under the Loans when required by this Agreement. Lender may disclose to any participants or prospective participants any information or other data or material in Lender’s possession relating to Borrower, and matters pertinent to the Loans, without the consent of, or notice to, Borrower.
Section 9.8 Advice from Independent Counsel. The parties hereto understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party hereto represents to the other that it has received legal advice from counsel of its choice regarding the meaning or legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received.
Section 9.9 Governing Law; Jurisdiction; Waiver of Jury Trial.
Section 9.9.1 Governing Law. This Agreement and the Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Nebraska, except to the extent that the law of any other jurisdiction applies as to the perfection or enforcement of the Lender’s security interest in, lien on or assignment of any Collateral and except to the extent expressly provided to the contrary in any Loan Document.

Section 9.9.2 Jurisdiction. Each Lender and Borrower hereby irrevocably submits to the jurisdiction of any state or federal court sitting in the State of Nebraska, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and agrees that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to Borrower at its address specified herein. Borrower agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the right of Lender to service legal process in any other manner permitted by law or affect the right of Lender to bring any action or proceeding against Borrower or their property in the courts of other jurisdictions.

FORM 6281 (6-2005) Page 25 of 25
Section 9.9.3 WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY LOAN DOCUMENT.
Section 9.10 Headings. The headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.
Section 9.11 Counterparts. This Agreement may be executed in several counterparts and such counterparts together shall constitute one and the same instrument.
Section 9.12 Non-Business Day. If any payment of principal or interest shall fall due on a day which is not a Business Day, interest at the rate such Loan bears for the period prior to maturity shall continue to accrue on such principal from the stated due date thereof to and including the next succeeding Business Day on which the same is payable.
Section 9.13 No Third Party Beneficiaries. This Agreement, the Loan Documents and the advances and disbursements hereunder and thereunder are for the sole benefit of Lender and Borrower, and no third parties shall have any rights or benefits hereunder or thereunder, whether pursuant to any theory of third party beneficiary or otherwise.
Section 9.14 Set Off. Any funds of Borrower held by Lender in any account are subject to applicable policies and procedures as may be adopted by Lender from time to time. Borrower grants Lender a security interest in all of said funds and may exercise the right to apply these funds against any Loan.
Section 9.15 Disbursement Authorization. Any person executing this Agreement on behalf of the Borrower, is authorized to request, accept, receive, and receipt for all or any portion of the proceeds of the Loans or of any refinance, conversion, extension, additional loan, reamortization or revision of the same and to execute and approve all agreements required by Lender in the disbursement of Loan proceeds. Such person, and/or authorized personnel as disclosed on Schedule 9.15, may initiate/request either by phone, in person or in writing disbursements in the form of check, wire or electronic transfer to the account specified by requestor. Lender is authorized to disburse or retain any amounts required to: purchase stock in Lender; pay any fees or charges required to be paid to Lender: pay other services provided by or through Lender; obtain any evidence of title to Collateral; satisfy any title requirements required to clear title or obtain Lender’s required lien position on Collateral; and pay any letters of credit issued for or on behalf of Borrower.
Upon any verbal or written request of Borrower, or their authorized representative, for a wire transfer (“Payment Order”) Lender shall wire transfer funds through AgriBank, FCB or other commercial bank chosen by Lender and qualified to execute the transfer, to an account identified in the verbal or written instructions. Wire instructions are to be sufficiently complete to allow Lender to execute the Payment Order and will include, at a minimum, the name and number of beneficiary financial institution, any intermediary financial institutions as applicable, and a beneficiary name and account number. Every receiving or beneficiary financial institution may rely on the identifying number to make payment even if it identifies a financial institution, person, or account other than the one named. Lender will accept the wiring instructions as provided to it and is under no obligation to verify the authenticity or accuracy of the instructions.
Borrower is liable for all losses relating to unauthorized transactions which do not result solely from the gross negligence or intentional misconduct by Lender.
All wire transfers will be made in U.S. dollars unless otherwise specified in the wiring instructions. For wire transfers requested by Borrower in a foreign currency, Borrower agrees to accept and bear the foreign exchange risk for converted currency. Borrower acknowledges delays in beneficiary’s receipt of wire transfers to foreign banks and agrees to hold harmless Lender against such delays.
Borrower agrees to repay all Payment Orders made by wire transfer in accordance with the terms and conditions of the Credit Agreement and other Loan Documents. Lender will have no obligation to execute wire transfer payment order at the request of Borrower or an authorized representative of Borrower if such disbursement would result in any indebtedness of Borrower being in excess of Loan to Borrower.
Section 9.16 Confidentiality; Sharing Information. Lender shall hold all non-public information obtained by Lender pursuant to the requirements of this Agreement in accordance with Lender’s customary procedures for handling confidential information of this nature; provided, however, Lender may disclose such confidential information (i) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (ii) to any prospective purchasers under Section 9.7 herein, (iii) as required under the Regulations of the Farm Credit Administration, (iv) to any guarantors of the

FORM 6281 (6-2005) Page 26 of 26
Loan or third parties pledging collateral as security for the Loan, and (v) to any officers, managers, members, partners, personal representatives, employees, agents or other persons authorized by Borrower to receive confidential information as set out in the Schedule of Authorized Persons attached to this Agreement as Schedule 9.16 or as otherwise authorized in writing by Borrower on a form approved by Lender. Such authorization shall survive the repayment of the Loans and the termination of this Agreement and can only be revoked by written notice to Lender.
Section 9.17 Anti-Terrorism Laws. To the best of its knowledge, neither Borrower nor any of its Affiliates is in violation of (i) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Executive Order”) or (iii) the anti-money laundering provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq (collectively, “Anti-Terrorism Laws”).
Section 9.18 Payer of Record. Siouxland Ethanol, LLC is identified as the primary customer/payer of record as Borrower under this Agreement, and is authorized to accept and receive tax notices and any dividend, patronage, or other distributions declared by Lender.
Section 9.19 IRS Declaration. The Internal Revenue Service does not require your consent to any provision of this document other than the following certification required to avoid backup withholding. Under penalties of perjury, I/we certify that the Taxpayer Identification Number shown herein is correct and that I/we am/are not subject to backup withholding either because I/we are exempt, have not been notified that I/we are subject to backup withholding due to failure of reporting interest or dividends, or the Internal Revenue Service has notified me/us that I/we am/are no longer subject to backup withholding. I/we am/are a U.S. person (including U.S. resident alien):

Siouxland Ethanol, LLC	TIN: 223902184
Section 9.20 Principal Headquarters. Borrower’s principal headquarters and the place where the records required by Section 6.5 are kept is located at 110 Elk Street E., Jackson, NE 68743.

FORM 6281 (6-2005) Page 27 of 27
IN WITNESS WHEREOF, the parties hereto have set their hand effective the day and year first above written.
BORROWER:
Siouxland Ethanol, LLC

By:	/s/ Thomas Lynch

Thomas Lynch, President

By:	/s/ Shennen Saltzman

Shennen Saltzman, Director
Address for Notice: P.O. Box 147
                    Jackson, NE 68743
LENDER:
Farm Credit Services of America, FLCA

By:	/s/ Shane Frahm

Shane Frahm, Vice President
Address for Notice: 5015 S. 118th St.
                    Omaha, NE 68137

FORM 6281 (6-2005) Page 28 of 28
Exhibit ‘A’
Facility
LEGAL DESCRIPTION — TRACT ‘B’
A TRACT OF LAND CONSISTING OF PART OF THE SOUTHWEST (SW1/4) OF SECTION 27, TOWNSHIP 29 NORTH, RANGE 7 EAST OF THE 6TH P.M., DAKOTA COUNTY, NEBRASKA AND MORE PARTICULARLY DESCRIBED AS FOLLOWS:
COMMENCING AT THE SOUTH 1/4 CORNER OF SEC. 27, SAID POINT ALSO BEING THE POINT OF BEGINNING; THENCE ON AN ASSUMED BEARING OF N89°33’24”W UPON AND ALONG THE SOUTH LINE OF THE SW1/4 OF SEC. 27 A DISTANCE OF 269.07 FEET; THENCE N00°26’36”E PERPENDICULAR TO SAID SOUTH LINE A DISTANCE OF 73.00 FEET; THENCE N89°33’24”W PARALLEL WITH SAID SOUTH LINE A DISTANCE OF 30.00 FEET; THENCE S00°26’36”W PERPENDICULAR TO SAID SOUTH LINE A DISTANCE OF 73.00 FEET; THENCE N89°33’24”WUPON AND ALONG SAID SOUTH LINE A DISTANCE OF 453.97 FEET; THENCE N00°26’36”E PERPENDICULAR TO SAID SOUTH LINE A DISTANCE OF 33.00 FEET TO THE NORTH RIGHT-OF-WAY (R.O.W.) LINE OF KNOX ROAD; THENCE CONTINUING N00°26’36”E PERPENDICULAR TO SAID SOUTH LINE A DISTANCE OF 417.00 FEET; THENCE N35°08’38”W PARALLEL WITH C.B. & Q RAILROAD R.O.W. LINE A DISTANCE OF 2651.04 FEET TO THE SOUTH R.O.W. LINE OF 143RD STREET; THENCE CONTINUING N35°08’38”W PARALLEL WITH SAID RAILROAD R.O.W. LINE A DISTANCE OF 40.23 FEET TO THE NORTH LINE OF SAID SW1/4; THENCE N89°44’23”E UPON AND ALONG SAID NORTH LINE A DISTANCE OF 1167.77 FEET TO SAID C.B. & Q RAILROADWESTERLY R.O.W. LINE; THENCE S35°08’38”E UPON AND ALONG SAID WESTERLY RAILROAD R.O.W. LINE A DISTANCE OF 40.23 FEET TO THE INTERSECTION OF SAID WESTERLY R.O.W. LINE AND SAID SOUTH R.O.W. LINE OF 143RD STREET; THENCE CONTINUING S35°08’38”E UPON AND ALONG SAID WESTERLY RAILROAD R.O.W. LINE A DISTANCE OF 1945.48 FEET TO A POINT ON THE EAST LINE OF SAID SW1/4; THENCE S00°40’00”W UPON AND ALONG SAID EAST LINE A DISTANCE OF 1005.13 FEET TO SAID NORTH R.O.W. LINE OF KNOX ROAD; THENCE CONTINUING S00°40’00W UPON AND ALONG SAID EAST LINE A DISTANCE OF 33.00 FEET TO THE POINT OF BEGINNING. SAID TRACT CONTAINS A CALCULATED AREA OF 2,801,357.511 SQUARE FEET OR 64.31 ACRES MORE OR LESS OF WHICH 1.432 ACRES IS ROAD R.O.W.
LEGAL DESCRIPTION — TRACT ‘C’
A TRACT OF LAND CONSISTING OF PART OF THE SOUTHEAST (SE1/4) OF SECTION 27, TOWNSHIP 29 NORTH, RANGE 7 EAST OF THE 6TH P.M., DAKOTA COUNTY, NEBRASKA AND MORE PARTICULARLY DESCRIBED AS FOLLOWS:
COMMENCING AT THE SOUTH 1/4 CORNER OF SEC. 27, SAID POINT ALSO BEING THE POINT OF BEGINNING; THENCE N00°40’00”E UPON AND ALONG THE WEST LINE OF THE SE1/4 A DISTANCE OF 33.00 FEET TO THE NORTH RIGHT-OF-WAY (R.O.W.) LINE OF KNOX ROAD; THENCE CONTINUING N00°40’00”W UPON AND ALONG SAID WEST LINE A DISTANCE OF 1005.13 FEET TO THE INTERSECTION OF SAID WEST LINE AND THE WESTELY C.B. & Q RAILROAD R.O.W. LINE; THENCE S35°08’38”E UPON AND ALONG SAID WESTERLY RAILROADR.O.W. LINE A DISTANCE OF 1236.03 FEET TO THE INTERSECTION OF SAID WESTERLY RAILROAD R.O.W. LINE AND SAID NORTH R.O.W. LINE OF KNOX ROAD; THENCE CONTINUING S35°08’38”E UPON AND ALONG SAID WESTERLY RAILROAD R.O.W. LINE A DISTANCE OF 40.59 FEET TO THE SOUTH LINE OF SAID SE1/4; THENCE N89°32’35”W UPON AND ALONG SAID SOUTH LINE A DISTANCE OF 747.05 FEET TO THE POINT OF BEGINNING. SAID TRACT CONTAINS A CALCULATED AREA OF 387,764.267 SQUARE FEET OR 8.90 ACRES MORE OR LESS OF WHICH 0.557 ACRES IS ROAD R.O.W.
LEGAL DESCRIPTION — TRACT ‘D’
A TRACT OF LAND CONSISTING OF PART OF THE SOUTHWEST QUARTER (SW1/4) OF SECTION 27, TOWNSHIP 29 NORTH, RANGE 7 EAST OF THE 6TH P.M., DAKOTA COUNTY, NEBRASKA AND MORE PARTICULARLY DESCRIBED AS FOLLOWS:
COMMENCING AT THE SOUTH 1/4 CORNER OF SEC. 27; THENCE N00°40’00“E UPON AND ALONG THE EAST LINE OF THE SW1/4 A DISTANCE OF 1209.04 FEET TO THE INTERSECTION OF SAID EAST LINE AND THE EASTERLY C. B. & Q RAILROAD (RIGHT-OF-WAY) R.O.W. LINE, SAID POINT ALSO BEING THE POINT OF BEGINNING; THENCE N35°08’38“W UPON AND ALONG SAID WESTERLY HWY 20 R.O.W. LINE A DISTANCE OF 1727.89 FEET TO THE INTERSECTION OF SAID EASTERLY RAILROAD R.O.W. LINE AND 143RD STREET R.O.W. LINE; THENCE S89°44’23“W UPON AND ALONG 143RD STREET R.O.W. LINE A DISTANCE OF 88.99 FEET TO THE INTERSECTION OF SOUTH 143RD R.O.W. LINE AND WESTERLY HWY 20 R.O.W. LINE; THENCE S35°08’38“E UPON AND ALONG SAID WESTERLY R.O.W. LINE A DISTANCE OF 1575.82 FEET TO SAID EAST LINE OF SW1/4; THENCE S00°40’00“W UPON AND ALONG SAID EAST LINE A DISTANCE OF 124.76 FEET TO THE POINT OF BEGINNING. SAID TRACT CONTAINS A CALCULATED AREA OF 120,585.595 SQUARE FEET OR 2.77 ACRES MORE OR LESS.

FORM 6281 (6-2005) Page 29 of 29
LEGAL DESCRIPTION — TRACT ‘E’
A TRACT OF LAND CONSISTING OF PART OF THE SOUTHEAST QUARTER (SE1/4) OF SECTION 27, TOWNSHIP 29 NORTH, RANGE 7 EAST OF THE 6TH P.M., DAKOTA COUNTY, NEBRASKA AND MORE PARTICULARLY DESCRIBED AS FOLLOWS:
COMMENCING AT THE SOUTH 1/4 CORNER OF SEC. 27; THENCE N00°40’00“E UPON AND ALONG THE WEST LINE OF THE SE1/4 A DISTANCE OF 1209.04 FEET TO THE INTERSECTION OF SAID WEST LINE AND THE EASTERLY C. B. & Q RAILROAD (RIGHT-OF-WAY) R.O.W. LINE, SAID POINT ALSO BEING THE POINT OF BEGINNING; THENCE CONTINUING N00°40’00“E UPON AND ALONG SAID WEST LINE A DISTANCE OF 124.76 FEET TO THE WESTERLY R.O.W. LINE OF HIGHWAY 20; THENCE S35°08’38“E UPON AND ALONG SAID WESTERLY HWY 20 R.O.W. LINE A DISTANCE OF 805.80 FEET; THENCE S54°51’22“W UPON AND ALONG SAID HWY 20 R.O.W. LINE A DISTANCE OF 73.00 FEET TO THE INTERSECTION OF HWY 20 R.O.W. AND EASTERLY RAILROAD R.O.W.; THENCE N35°08’38“W UPON AND ALONG SAID EASTERLY RAILROAD R.O.W. LINE A DISTANCE OF 704.62 FEET TO THE POINT OF BEGINNING. SAID TRACT CONTAINS A CALCULATED AREA OF 55,130.406 SQUARE FEET OR 1.27 ACRES MORE OR LESS.

FORM 6281 (6-2005) Page 30 of 30
Exhibit ‘B’
PROMISSORY NOTE

$.00	Effective Date: ___, 2006
     FOR VALUE RECEIVED, Siouxland Ethanol, LLC (“Maker”), promises to pay to the order of Farm Credit Services of America, FLCA (“FCSA”) at its office at 5015 South 118th St., Omaha, Nebraska 68137, or such other place as FCSA shall direct in writing, the principal sum of > Dollars ($.00) or, if less, the amount outstanding under this Note for Advances pursuant to the Credit Agreement dated as of ___, 2006, by and between FCSA and Maker (as it may be amended from time to time in the future, the “Credit Agreement”) and any indebtedness related thereto. This Note is issued and delivered to FCSA pursuant to the Credit Agreement. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings as set forth in the Credit Agreement.
     The unpaid balance of this Note from time to time outstanding shall bear interest as set forth in the Credit Agreement. Principal and interest shall be payable as provided in the Credit Agreement. The amount of each principal and interest payment shall be determined as provided in the Credit Agreement. This Note has been issued by Maker to FCSA pursuant to the Credit Agreement and reference is made thereto for specific terms and conditions under which this Note is made and to which this Note is subject.
     Upon the occurrence of an Event of Default, Maker agrees that FCSA (including its assignee, “Holder”) shall have all rights and remedies set forth in the Credit Agreement, including without limitation the rights of acceleration set forth in the Credit Agreement. In addition, Holder shall have the right to recover all costs of collection and enforcement of this Note as provided in the Credit Agreement.
     Maker and any endorser, guarantor, surety or assignor hereby waives presentment for payment, demand, protest, notice of protest, and notice of dishonor and nonpayment of this Note, and all defenses on the ground of delay, suretyship, impairment of collateral, or of extension of time at or after maturity for the payment of this Note.
     This Note shall be governed in all respects by the law of the State of Nebraska.

Maker:

SIOUXLAND ETHANOL, LLC

By:
Name:
Title:

FORM 6281 (6-2005) Page 31 of 31
Exhibit ‘C’
FORM OF DRAW REQUEST
May 4, 2006
Farm Credit Services of America,
5015 South 118th Street, Omaha, Nebraska 68137
Attention: Shane Frahm
Dear Sir:
Reference is made to the Credit Agreement dated as of May 4, 2006 (as amended and in effect on the date hereof, the “Credit Agreement”), between the undersigned, as Borrower, and Farm Credit Services of America, as Lender. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Draw Request, and Borrower hereby requests a Borrowing under the Credit Agreement, and in that connection Borrower specifies the following information with respect to the Borrowing requested hereby:
(A) Aggregate principal amount of Borrowing1:
(B) Date of Borrowing (which is a Business Day):
Borrower hereby represents and warrants that the conditions specified in Subsections 3.2 to 3.4, inclusive, of the Credit Agreement are satisfied.
Very truly yours,

Siouxland Ethanol, LLC

By:
Name:
Title:

[1]	Not less than $100,000 and an integral multiple of $100,000.

FORM 6281 (6-2005) Page 32 of 32
Schedule 7.9
Loans, Advances and Guarantees

FORM 6281 (6-2005) Page 33 of 33
Schedule 9.15
Customer Disbursement Authorization for Non-Signers on Note
Customer Name: Siouxland Ethanol, LLC
CTL3:   268            CIF:      138039                     Note(s):                     Draw(s):
I hereby authorize Farm Credit Services of America, PCA/FLCA (“Lender”) to execute request(s) to advance funds from above stated loan(s) by wire transfer and/or check, based on instructions provided by phone, in person, or in writing by a party authorized by me as stated below in this agreement.

Name of Authorized Individual(s)	Signature of Authorized Individual(s)

I agree that my access to wire transfer and check disbursement services pursuant to this agreement are also subject to all of the terms and conditions contained in the Credit Agreement and related documents evidencing my borrowing relationship with Lender.
I further understand that any disbursement request is subject to approval by Lender and that Lender may refuse to execute and complete a request if such request causes the loan to exceed the available commitment.
Authorization granted by (at least one primary obligor):

Date:

FORM 6281 (6-2005) Page 34 of 34
Schedule 9.16
Schedule of Authorized Persons
Pursuant to Section 9.16 Confidentiality; Sharing Information of the Credit Agreement between Siouxland Ethanol, LLC, and Farm Credit Services of America, FLCA dated May 4, 2006, Lender may disclose such confidential information (i) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (ii) to any prospective purchasers under Section 9.7 herein, (iii) as required under the Regulations of the Farm Credit Administration, (iv) to any guarantors of the Loan or third parties pledging collateral as security for the Loan, and (v) to any officers, managers, members, partners, personal representatives, employees, agents or other persons authorized by Borrower to receive confidential information as set out in the Schedule of Authorized Persons
I/We hereby release and agree to hold Lender, its directors, officers, employees, and agents harmless from any liability whatsoever which might arise at any time by reason of any release, disclosure, or publication of said information to the person(s) identified herein.
PERSON(S) AUTHORIZED TO RECEIVE INFORMATION:
(If none, please write “none”)